EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Release”), dated March 6, 2009 is given by Veronica Lubatkin (“EMPLOYEE”) to PAR PHARMACEUTICAL, INC., and each and any of its parent and subsidiary corporations, affiliates, departments and divisions (“THE COMPANY”).  The Effective Date of this Release shall be as set forth in Section 6 herein.

RECITALS

A.

WHEREAS, EMPLOYEE has been employed by THE COMPANY as Chief Financial Officer;

B.

WHEREAS, EMPLOYEE signed an Employment Agreement with THE COMPANY on March 3, 2008 in which EMPLOYEE agreed to sign a Separation Agreement and Release against THE COMPANY within thirty (30) days after the date of her separation from THE COMPANY;

C.

WHEREAS, EMPLOYEE signed a Letter Agreement with THE COMPANY on December 23, 2008, which set forth the terms and conditions of EMPLOYEE’s employment from that date through March 6, 2009; contained a Release of claims in exchange for sufficient consideration; and also set forth the terms and conditions under which EMPLOYEE’s separation as a separation from employment without cause pursuant to Section 3.2.5 of the Employment Agreement; and

D.

WHEREAS, as a result of EMPLOYEE’s separation from THE COMPANY, the parties wish to fully and finally resolve all issues concerning EMPLOYEE’s employment relationship with THE COMPANY and to reiterate certain terms contained in EMPLOYEE’s Employment Agreement and the Letter Agreement.

NOW, IN CONSIDERATION of the mutual promises and covenants in the Employment Agreement, the Letter Agreement and this Release, the sufficiency of which EMPLOYEE acknowledges, the parties agree as follows:

OPERATIVE PROVISIONS

1.

Separation of Employment.  THE COMPANY and EMPLOYEE agree that EMPLOYEE’s employment shall terminate effective March 6, 2009. (“Separation Date”), such separation from employment with THE COMPANY occurring pursuant to Section 3.2.5 of the Employment Agreement by and between the parties.

2.

Pay, Benefits and Stock Options Upon Separation.

(a)

Separation Pay.  On account of EMPLOYEE’s separation from THE COMPANY, THE COMPANY shall pay EMPLOYEE such severance payment in the amount and manner detailed in Section 3.3.2 of the Employment Agreement and the payment schedule attached as Exhibit A to this Separation and Release Agreement.  Such severance payment shall amount to the sum of the product of two (2) times the EMPLOYEE’s Base Salary in effect on the Separation Date, and EMPLOYEE’s last annual cash bonus. In addition, on March 6, 2009, EMPLOYEE will be paid a payment of two (2) months her base salary, in accordance with Section 1a of the Letter Agreement, as a stay bonus.  All the foregoing payment(s) shall be subject to all appropriate federal and state withholding and employment taxes.

(b)

Benefits/Termination.  In accordance with the terms of the Employment Agreement, EMPLOYEE will have the opportunity and responsibility to elect COBRA continuation coverage pursuant to the terms of that law and will thus be responsible for the execution of the continuation of coverage forms upon termination of her insurance coverage.  As set forth in Section 3.3.6, THE COMPANY shall pay EMPLOYEE’s COBRA premiums, except that the payment of COBRA premiums shall commence on April 20, 2009.

(c)

Equity Awards.  Any equity awards granted to EMPLOYEE during her employment shall vest in accordance with and subject to the terms of the Employment Agreement and the applicable equity plans.

(d)

Unused Vacation.  THE COMPANY shall, in a single lump-sum within forty-five (45) days of the Separation Date, pay EMPLOYEE for her unused vacation days, which THE COMPANY and EMPLOYEE agree total fifteen (15) days.

(e)

Reimbursement of Expenses.  THE COMPANY and EMPLOYEE agree that there are no unpaid expense due and owing to EMPLOYEE.

(f)

No Other Payments.  EMPLOYEE acknowledges and agrees that subject to and including those payments referenced herein, she has been paid in full for all work performed, and has received reimbursement for all business expenses, and is entitled to no further payments or bonuses from THE COMPANY whatsoever for services rendered or any other reason, except as set forth herein.

(g)

Payment Terms.  In accordance with and subject to the covenants contained in the Employment Agreement and Letter Agreement, the payments and benefits contained in this Section 2 are contingent upon the EMPLOYEE’s continued compliance the terms of the Employment Agreement and Letter Agreement, as referenced in Sections 7 and 8 herein and her confidentiality obligations contained in Section 9.

3.

Consideration.

(a)

No Disparagement.  EMPLOYEE agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to THE COMPANY, its past, present and future officers, directors, agents, employees or representatives.  THE COMPANY agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to EMPLOYEE.  Nothing in this Section shall be construed as prohibiting THE COMPANY from making any disclosures as required by law or statute, including the release of such information as is required to be disclosed by THE COMPANY in connection with any legal proceeding, filing with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, or as otherwise required by law.

(b)

Sufficiency of Consideration.  No Admission of Liability.  The parties agree that the consideration paid to EMPLOYEE by the terms of this Release is good and sufficient consideration for this Release.  EMPLOYEE acknowledges that neither this Release, nor any of the payments or benefits tendered in conjunction herewith, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by THE COMPANY.

4.

General Release and Waiver of Claims.

(a)

Solely in connection with EMPLOYEE’s employment relationship with THE COMPANY, in accordance with the terms of the Employment Agreement and Letter Agreement, and in consideration of the additional promises and covenants made by THE COMPANY in this Release, EMPLOYEE hereby knowingly and voluntarily compromises, settles and releases THE COMPANY from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statutory or other theories of recovery for anything that has occurred up to and including the date of EMPLOYEE’s execution of this Release.  The released claims include those EMPLOYEE may have or has against THE COMPANY, or which may later accrue to or be acquired by EMPLOYEE against THE COMPANY and its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns.

(b)

By way of specification, but not of limitation, EMPLOYEE specifically agrees to release and waive all claims for wrongful termination any claim for retaliation or discrimination in employment under federal or state law or regulation including, but not limited to, discrimination based on age, sex, race, disability, handicap, national origin or any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefits Protection Act (ADEA), the Americans with Disabilities Act of 1990 (ADA), the New Jersey Law Against Discrimination (LAD), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Employee Retirement Income Security Act (ERISA), the Immigration Reform and Control Act (IRCA), the Fair Labor Standards Act (FLSA), the Conscientious Employee Protection Act (CEPA), the

Family Medical Leave Act (FMLA), the New Jersey Family Leave Act (NJFLA), the New Jersey Wage and Hour Law, and any other claims under New Jersey or federal law.

5.

Covenant Not to Sue.

(a)

EMPLOYEE represents and agrees that EMPLOYEE has not filed any lawsuits or arbitrations against THE COMPANY, or filed or caused to be filed any charges or complaints against THE COMPANY with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization.

(b)

EMPLOYEE agrees, not inconsistent with EEOC Enforcement Guidance on Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against THE COMPANY in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involved THE COMPANY, and that occurred up, to and including the date of EMPLOYEE’s execution of this Release, other than those non-employment-related counterclaims that EMPLOYEE might assert against THE COMPANY if THE COMPANY were to sue EMPLOYEE, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Release.|

(c)

Nothing in this Release shall prevent EMPLOYEE from (i) commencing an action or proceeding to enforce this Release, or (ii) exercising EMPLOYEE’s right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of EMPLOYEE’s waiver of ADEA claims set forth in this Release.

6.

Consideration and Revocation Periods: Effective Date.  EMPLOYEE understands and acknowledges that the ADEA requires THE COMPANY to provide EMPLOYEE with at least twenty one (21) calendar days to consider this Release (“Consideration Period”) prior to its execution.  EMPLOYEE also understands that she is entitled to revoke this Release at any time during the seven (7) days following EMPLOYEE’s execution of this Release (“Revocation Period”) by notifying THE COMPANY in writing of her revocation. This Release shall become effective on the day after the seven-day Revocation Period has expired unless timely notice of EMPLOYEE’s revocation has been delivered to THE COMPANY (the “Effective Date”).

7.

Confidential Information.  EMPLOYEE acknowledges that during EMPLOYEE’s employment with THE COMPANY, EMPLOYEE has had access to Confidential Information, as defined in the Employment Agreement.  In accordance with and subject to the covenants contained in the Employment Agreement, EMPLOYEE shall not at any time, other than as may be required in connection with the performance by her of any remaining duties or obligations under the Employment Agreement, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order).

8.

Covenants Not to Solicit.  In accordance with and subject to the covenants contained in the Employment Agreement, for a period of one year following the Separation Date, EMPLOYEE shall not, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer, or supplier of THE COMPANY or any of its subsidiaries to discontinue or alter her or its relationship with THE COMPANY or any of its subsidiaries.  This provision also shall not apply if not otherwise provided under the terms of the Employment Agreement.

9.

Confidentiality.  EMPLOYEE agrees to keep both the existence and the terms of this Release completely confidential, except that EMPLOYEE may discuss this Release with EMPLOYEE’s attorney, accountant, or other professional person who may assist EMPLOYEE in evaluating, reviewing, or negotiating this Release, and as otherwise permitted or required under applicable law.  EMPLOYEE understands and agrees that her disclosure of the terms of this Release contrary to the terms set forth herein will constitute a breach of this Release; provided that EMPLOYEE may disclose the existence of her covenants not to solicit or disclose confidential information to a successor employer or potential successor employer.

10.

Non-Compete:  THE COMPANY agrees that EMPLOYEE shall not be bound by the non-competition clause contained in Section 4.4 of the Employment Agreement.

11.

No Public Statements.  EMPLOYEE and THE COMPANY represent and warrant that they will refrain from making any public statement regarding EMPLOYEE’s separation from THE COMPANY absent written approval from the other, except that THE COMPANY is permitted to make any disclosures regarding EMPLOYEE’s status or this Release as required by law or regulations, including release of such information or that is required to be disclosed by THE COMPANY in its filings under the Securities Exchange Act of 1934 with the SEC.

12.

Disclosure of Information.  EMPLOYEE represents and warrants that she is not aware of any material non-public information concerning THE COMPANY, its business or its affiliates that she has not disclosed to the Board of Directors of THE COMPANY prior to the date of this Release or that is required to be disclosed by THE COMPANY in its filings under the Securities Exchange Act of 1934 with the SEC and that has not been so disclosed.

13.

Return of Company Property.  On the Separation Date, EMPLOYEE agrees to deliver forthwith to THE COMPANY all of THE COMPANY’s property in her possession or under her custody and control, including but not limited to all keys, and tangible items, notebooks, documents, records and other data relating to research or experiments conducted by any person relating to the products, formulas, formulations, processes or methods of manufacture of THE COMPANY, and to its customers and pricing of products.

14.

Continued Availability and Cooperation.

(a)

EMPLOYEE will make himself/herself reasonably available to THE COMPANY either by telephone or, if reasonably necessary, in person upon reasonable advance notice, to assist THE COMPANY in connection with any matter relating to services performed by her on behalf of THE COMPANY prior to the Separation Date.

(b)

EMPLOYEE further agrees that she will take reasonable actions to cooperate fully with THE COMPANY in relation to any investigation or hearing with the SEC or any other governmental agency, as well as in the defense or prosecution of any claims or actions now in existence, including but not limited to ongoing commercial litigation matters, shareholder derivative actions, and class action law suits, or which may be brought or threatened in the future against or on behalf of THE COMPANY, its directors, shareholders, officers, or employees.

(c)

EMPLOYEE will take reasonable actions to cooperate in connection with such claims or actions referred to above including, without limitation, her being available to meet with THE COMPANY to prepare for any proceeding (including depositions, fact-findings, arbitrations or trials), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting THE COMPANY.

(d)

EMPLOYEE further agrees that should she be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to THE COMPANY in connection with any claims or legal proceedings against THE COMPANY, she will promptly notify THE COMPANY of that fact in writing. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

(e)

Notwithstanding the provisions herein, EMPLOYEE acknowledges that her cooperation obligation requires her to participate truthfully and accurately in all matters contemplated under this Section.

15.

Injunctive Relief.  In accordance with the terms of the Employment Agreement, EMPLOYEE acknowledges that her failure to abide by Sections 7 and 8 of this Release will result in immediate and irreparable damage to THE COMPANY and will entitle THE COMPANY to injunctive relief from a court having appropriate jurisdiction.

16.

Representation by Attorney.  EMPLOYEE acknowledges that she has been given the opportunity to be represented by independent counsel in reviewing this Release, whether at the time of execution or in conjunction with execution of her Employment Agreement, and that EMPLOYEE understands the provisions of this Release and knowingly and voluntarily agrees to be bound by them.

17.

No Reliance Upon Representations.  EMPLOYEE hereby represents and acknowledges that in executing this Release, EMPLOYEE does not rely and has not relied upon any representation or statement made by THE COMPANY or by any of THE COMPANY’s past or present agents, representatives, employees or attorneys with regard to the subject matter, basis or effect of this Release other than as set forth in this Release.

18.

Tax Advice.

(a)

THE COMPANY makes no representations regarding the federal or state tax consequences of the payments or benefits referred to above and provided for herein, and shall not be responsible for any tax liability, interest or penalty including but not limited to those which may arise under Internal Revenue Code Section 409A, incurred by EMPLOYEE which in any way arises out of or is related to said payments or benefits.  With the exception of the regular payroll deductions for federal and state withholding and employment taxes, EMPLOYEE agrees that it shall be her sole responsibility to pay any amount that may be due and owing as federal or state taxes, interest and penalties, including but not limited to those which may arise under Internal Revenue Code Section 409A, arising out of the payments or benefits provided for herein.

(b)

EMPLOYEE agrees and understands that she is not relying upon THE COMPANY or its counsel for any tax advice regarding the tax treatment of the payments made or benefits received pursuant to this Release, and EMPLOYEE agrees that she is responsible for determining the tax consequences of all such payments and benefits hereunder, including but not limited to those which may arise under Internal Revenue Code Section 409A, and for paying taxes, if any, that she may owe with respect to such payments or benefits.

(c)

EMPLOYEE further agrees to (i) hold harmless THE COMPANY and its attorneys against, and indemnify THE COMPANY and its attorneys for, any and all losses and/or damages arising from claims by the Internal Revenue Service (“IRS”), or any other taxing authority or other governmental agency (whether federal, state or local), which may be made against THE COMPANY and its attorneys arising out of or relating to the payments or benefits hereunder as a result of EMPLOYEE’s reporting of such payments or benefits and (ii) reimburse THE COMPANY and its attorneys for any resulting payment, including without limitation, all penalties and interest payable to the IRS, or any other taxing authority or governmental agency.

(d)

EMPLOYEE and THE COMPANY further agree that they and their attorneys will give mutual notice of any such claims.  EMPLOYEE agrees that she will cooperate in the defense of all claims arising out of or relating to EMPLOYEE’s reporting of the payments made or benefits received hereunder.  In any action commenced against EMPLOYEE to enforce the provisions of this paragraph, THE COMPANY and its attorneys shall be entitled to recover their attorneys’ fees, costs, disbursements, and the like incurred in prosecuting the action.

19.

Employment Agreement and Letter Agreement.  The parties acknowledge and agree that all pertinent terms of the Employment Agreement and Letter Agreement (each as amended herein) shall remain in full force and effect and are enforceable, to the extent any such terms therein survive or govern the period after the employment term set forth in that Employment Agreement.  The event of revocation of this Release in accordance with Section 6 herein in no way affects the validity or enforceability of the Employment Agreement and Letter Agreement; and in the event of revocation, to the extent any pertinent terms of this Release reiterate or confirm the terms of the Employment Agreement and Letter Agreement (except as and to the extent each are amended herein), the Employment Agreement and Letter Agreement shall govern.

20.

Entire Agreement.  When read in conjunction with the Employment Agreement and Letter Agreement, this Release constitutes the entire agreement between the parties relating to EMPLOYEE’s separation from and release of employment-related claims against THE COMPANY, and it shall not be modified except in writing signed by the party to be bound.

21.

Severability.  If a court finds any provision of this Release invalid or unenforceable as applied to any circumstance, the remainder of this Release and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Release with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

22.

Execution in Counterparts.  This Release may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same Release (and all signatures need not appear on any one counterpart), and this Release shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

23.

Governing Law and Jurisdiction.  Notwithstanding any agreement to the contrary, this Release shall be governed by the laws of the State of New Jersey and any claims hereunder shall be pursued in the state or federal courts located in the State of New Jersey.

24.

Survival of Terms.  EMPLOYEE understands and agrees that the terms set out in this Release, including the confidentiality and non-solicitation provisions, shall survive the signing of this Release and the receipt of benefits thereunder.

25.

Construction.  The terms and language of this Release are the result of arm’s length negotiations between both parties hereto and their attorneys.  Consequently, there shall be no presumption that any ambiguity in this Release should be resolved in favor of one party and against another.  Any controversy concerning the construction of this Release shall be decided neutrally without regard to authorship.

26.

Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Release.

27.

Binding Effect; Successors and Assigns.  EMPLOYEE may not delegate any of her duties or assign her rights hereunder. This Release shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. THE COMPANY shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of THE COMPANY, by an agreement in form and substance reasonably satisfactory to EMPLOYEE, to expressly assume and agree to perform this Release in the same manner and to the same extent that THE COMPANY would be required to perform if no such succession had taken place.

28.

Waiver.  The failure of either of the parties hereto to at any time enforce any of the provisions of this Release shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Release or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Release. No waiver of any breach of any of the provisions of this Release shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

29.

Capacity.  EMPLOYEE and THE COMPANY hereby represent and warrant to the other that, as the case may be: (a) she or it has full power, authority and capacity to execute and deliver this Release, and to perform her or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which she or it is a party or she or it is otherwise bound; and (c) this Release is her or its valid and binding obligation in accordance with its terms.

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EMPLOYEE AGREES THAT: (1) SHE HAS FULLY READ THIS RELEASE; (2) SHE HAS TAKEN THE TIME NECESSARY TO REVIEW COMPLETELY AND FULLY UNDERSTAND THIS RELEASE; AND (3) SHE FULLY UNDERSTANDS THIS RELEASE, ACCEPTS IT, AGREES TO IT, AND AGREES THAT IT IS FULLY BINDING UPON HER FOR ALL PURPOSES.

EMPLOYEE

Date:

March 6, 2009

/s/ Veronica Lubatkin

VERONICA LUBATKIN

THE COMPANY

Date:

March 6, 2009

/s/ Stephen Montalto

STEPHEN MONTALTO

Senior Vice President, Human Resources